Exhibit 32

Certifications Pursuant to 18 U.S.C. Section 1350,

As Adopted Pursuant to Section 906

              of the Sarbanes-Oxley Act of 2002

The following statement is provided by the undersigned to accompany the Annual Report on Form 10-K for the year ended December 31, 2022, pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and shall not be deemed filed pursuant to any provision of the Securities Exchange Act of 1934 or any other securities law:

The undersigned certifies that the foregoing Annual Report on Form 10-K fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 (15 U.S.C. 78m) and that the information contained in the Form 10-K fairly presents, in all material respects, the financial condition and results of operations of Kaanapali Land, LLC.

Date:    April 10, 2023

By:	/s/ Stephen A. Lovelette
Stephen A. Lovelette President, Chief Executive Officer and Chief Financial Officer